Exhibit 10(a)76


           EXECUTIVE DEFERRED COMPENSATION PLAN OF
            ENTERGY CORPORATION AND SUBSIDIARIES

                  Certificate of Amendment

                       Amendment No. 1

     THIS INSTRUMENT, executed and made effective this __ day of December, 2001, constitutes the First Amendment of the Executive Deferred Compensation Plan of Entergy
Corporation and Subsidiaries, as amended and restated effective January 1, 2000 (the "Plan").

     All capitalized terms used in this document shall have the meanings assigned to them in the Plan unless otherwise defined in this document.

     Pursuant to Section 7.01 of the Plan, the Personnel
Committee, as authorized by the Board of Directors, does hereby amend the Plan as follows:

     1. Section 1.01 of the Plan is amended by adding the following new sentence at the end of that Section to read as follows:

     Effective December 7, 2001, the Plan's purpose of attracting and retaining certain executive employees has been enhanced by allowing a System Management
     Participant the opportunity to defer receipt of all or a portion of his Executive Plan Benefits.

     2. Section 2.04 of the Plan is amended by deleting the last sentence of such Section.

     3. Section 2.13 of the Plan is amended in its entirety to read as follows:

2.13 "Deferred Compensation" shall mean the amount of deferred Base Salary, Incentive Compensation and
     Executive Plan Benefits credited to a Participant's
     Account, as valued at any given point in time based on the relative value of the respective Investment Funds that the Participant directs over time less administrative charges or costs, and that would be available for distribution assuming that all requirements and requisites for distribution under the Plan are satisfied.

     4. Section 2.18 of the Plan is amended in its entirety to read as follows:

2.18 "EOP" and "EAP" shall mean, respectively, the 1998
     Equity Ownership Plan of Entergy Corporation and
     Subsidiaries and the Entergy Corporation and Subsidiaries Equity Awards Plan, both as amended from time to time.

     5. Section 2.19 of the Plan is amended in its entirety to read as follows:

2.19 "Executive Plan Benefits" shall mean a lump sum benefit payable to a System Management Participant from one of the following Entergy Corporation sponsored non-qualified plans, in accordance with the terms and conditions of such plans: Pension Equalization Plan of Entergy Corporation and Subsidiaries, Post-Retirement Plan of Entergy Corporation and Subsidiaries, Supplemental Retirement Plan of Entergy Corporation and Subsidiaries, System Executive Retirement Plan of Entergy Corporation and Subsidiaries, and Defined Contribution Restoration Plan of Entergy Corporation.

     6. Section 2.20 of the Plan is amended in its entirety to read as follows:

2.20 "Incentive Compensation" shall mean: (a) the amount of any incentive award payable based on performance years commencing on or after January 1, 1997 that a Participant may become eligible to receive during a period of Covered Employment under the terms of the EAIP or other comparable incentive plan that the Administrator may from time to time recognize as "Incentive Compensation" for purposes of this Plan, and (b) the amount of any signing bonus or additional types or forms of compensation payable on or after January 1, 1997 that the Administrator or the office of the Senior Vice-President, Human Resources and Administration, in its or his sole discretion, approves with respect to one or more Employees, in its or his sole discretion, as "Incentive Compensation" under the terms of this Plan. The determination by the Administrator or by the office of the Senior Vice-President, Human Resources and Administration as to the inclusion or exclusion of any compensation with respect to one or more Employees as "Incentive Compensation" under the terms of this Plan shall be final and binding on all parties.

     7. Section 2.21 of the Plan is amended in its entirety to read as follows:

2.21 "Investment Funds" shall mean the several T. Rowe Price investment funds from time to time available under the Savings Plan (excluding the Entergy Stock Fund and excluding TradeLink), which funds shall be used as a basis for determining the value of Deferred Compensation credited to a Participant's Account.

     8. Section 2.22 of the Plan is amended in its entirety to read as follows:

2.22 "Participant" shall mean any Employee who (a) is eligible to defer Base Salary, Incentive Compensation or Executive Plan Benefits pursuant to Section 3.01 and
     (b) elects to do so. Any employee who is eligible to defer Base Salary, Incentive Compensation or Executive Plan Benefits under this Plan and has Deferred Compensation allocated to his Account hereunder shall remain a Participant through the date on which all such sums are distributed pursuant to Section 4.10, 4.11,
     4.12 or 4.13, as applicable. Such Employee's status as a Participant through the date of any such distribution does not convey any continued right to defer additional sums hereunder nor to make any further investment directions with respect to book-entry amounts held in his Account except in accordance with rules and procedures established by the Administrator.

     9. New Plan Sections 2.29 and 2.30 are added to Article II to read as follows:

2.29 "System Management Level" shall mean the applicable management level set forth below:

     (a)  System Management Level 1 (Chief Executive Officer and
       Chairman of the Board of Entergy Corporation);

     (b)  System Management Level 2 (Presidents and Executive
       Vice Presidents within the System);

     (c) System Management Level 3 (Senior Vice Presidents within the System); and

     (d)  System Management Level 4 (Vice Presidents within the
       System).

2.30 "System Management Participant" shall mean a
     Participant who is currently, or was immediately prior to the commencement of a Change in Control Period, at one of the System Management Levels set forth in Section 2.29. Notwithstanding the foregoing, a former System Management Participant who has otherwise satisfied Section 4.05(c) shall be treated as a System Management Participant solely for purposes of being eligible to make Successive Deferral Elections in accordance with Section 4.05.

     10. Former Section 2.29 is renumbered Section 2.31 and amended in its entirety to read as follows:

2.31 "Valuation Date" shall mean the valuation date relating to the date on which the Participant is scheduled to have Deferred Compensation distributed to him in accordance with Section 4.10, 4.11, 4.12 or 4.13, files or makes a change in investment direction, or transfers from one System employer to another, as applicable to the particular circumstances requiring the valuation of the Deferred Compensation allocated to the
     Participant's Account.   For purposes of periodic
     reporting and disclosure to Participants as to the relative value of their Account, the "Valuation Date" shall be the last business day immediately preceding the Participant's inquiry or such other date as the Administrator may determine and disclose in any such report or disclosure.

     11. Article IV of the Plan is amended and restated in its entirety, to read as follows:

                         ARTICLE IV

                     DEFERRAL ELECTIONS


4.01 Deferral of Base Salary.

     (a) Subject to the applicable deferral election requirements set forth in Sections 4.04, 4.05 and 4.06, and such other rules, regulations and procedures as may be established by the Administrator from time to time, a Participant may elect to defer (in one percent increments) any percentage of his Base Salary (but not less than five percent of his Base Salary nor amounts in excess of his Available Base Salary).

       Such initial Base Salary deferral election must be made prior to the beginning of the first complete payroll period with respect to which such Base
       Salary is payable and in such form as the Administrator (or its delegate) may require. Any such election shall remain in effect with respect to future Base Salary amounts through the earlier of
       (1) the Participant's termination of employment or loss of Participant status under Section 3.02(a) above, whichever is earlier, or (2) the effective date for any election made by the Participant with respect to future Base Salary amounts subsequent to such initial election. Any such election shall be given prospective effect only and shall not adversely affect any Deferred Compensation deferred or credited to the Participant's Account based on any prior deferral election.

     (b) A new deferral election shall not affect the investment direction of any Deferred Compensation then or thereafter credited to the Participant's Account unless the Participant makes a new investment direction election under Section
       4.08. Once in effect, the amounts deferred by the Participant hereunder shall be credited to his Account on a book-entry basis as soon as practicable following the date of each deferred installment of Base Salary.

4.02 Deferral of Incentive Compensation.

     (a) Subject to the deferral election requirements set forth in Sections 4.04, 4.05 and 4.06, and such other rules, regulations, and procedures as established by the Administrator from time to time, a Participant may elect to defer (in ten percent increments) any percentage of his Incentive Compensation, but in no event can the Participant defer less than ten percent of his Incentive Compensation. In addition, only with respect to Incentive Compensation payable under the terms of the EAIP or other comparable incentive plan that the Administrator may from time to time recognize as "Incentive Compensation" for purposes of this Plan, a Participant in no event may defer more than the amount of such Incentive Compensation attributable to the same performance year that is deferred by the Participant under the terms of the Equity Awards program of the EOP or EAP, as applicable.

       With respect only to Incentive Compensation payable under the terms of the EAIP or other comparable incentive plan that the Administrator may from time to time recognize as "Incentive Compensation" for purposes of this Plan, an initial Incentive
       Compensation deferral election must be made prior to the beginning of performance year with respect to which such Incentive Compensation relates and in such form as the Administrator (or its delegate) may require. With respect to all other Incentive
       Compensation, an initial Incentive Compensation deferral election must be made in all cases at least prior to the commencement of the first payroll period with respect to which such Incentive
       Compensation is earned and, to the extent possible, six (6) months preceding the scheduled payment date of such Incentive Compensation. Any such election shall apply only to Incentive Compensation payable with respect to a single performance year and shall not have any continuing deferral effect or application as to Incentive Compensation payable for any future performance years. That is, a separate
       Incentive Compensation deferral election must be made with respect to the Incentive Compensation payable for each performance year.

     (b) A new deferral election shall not affect the investment direction of any Deferred Compensation then or thereafter credited to the Participant's
       Account unless the Participant makes a new investment direction election under Section 4.08.
       Once in effect, the amounts deferred by the Participant hereunder shall be credited to is Account on a book-entry basis as soon as practicable following the date of each deferred installment of Incentive Compensation.

4.03 Deferral of Executive Plan Benefits.

     Subject to the deferral election requirements set forth in Sections 4.04, 4.05 and 4.06, and such other rules, regulations, and procedures as established by the Administrator from time to time, a System Management Participant may elect to convert the entire amount of his Executive Plan Benefits to an equivalent credited balance under this Plan. Any election to convert Executive Plan Benefits into this Plan must include the entire value of such Executive Plan Benefits. A System Management Participant may then elect to defer (in ten percent increments) under this Plan any percentage of his converted Executive Plan Benefits, but in no event can the System Management Participant defer less than ten percent of his converted Executive Plan Benefits.

     For purposes of this Plan, an initial Executive Plan Benefits conversion and deferral election must be made at least 6 months prior to: (a) retirement in accordance with the terms and conditions of the Entergy Corporation-sponsored qualified defined benefit plan in which the System Management Participant participates ("Retirement"); (b) Retirement following the System Management Participant's long term disability under the Entergy Corporation-sponsored long-term disability plan in which the System Management Participant participates ("Long-Term Disability"); or (c) the earliest distribution date of Executive Plan Benefits following a "Qualifying Event" (as defined in the System Executive Continuity Plan of Entergy Corporation and Subsidiaries) and in such form as the Administrator (or its delegate) may require.

4.04 Deferral Receipt Date for System Management
     Participants.

     Receipt of Deferred Compensation may be deferred to such date or dates as a System Management Participant shall specify in a deferral election (each, a "Deferral
     Receipt Date"), provided that:

     (a)  A Deferral Receipt Date shall be not less than two
          (2) years following the date on which the Deferred
          Compensation would otherwise be paid to the System
          Management Participant; and

     (b) the Deferral Receipt Date shall in no event be later than the date on which the System Management Participant terminates employment unless such System Management Participant terminates employment with a System Company due to Retirement, Long-Term Disability, or a Qualifying Event, in which case deferral can be postponed beyond termination of employment, but in no event later than death.

4.05 Deferral Election Procedure for System Management Participants. Each deferral election shall be effective upon its execution and delivery to the Administrator (or its delegate), provided such delivery is made in accordance with the time or times specified in this Article IV. Once made, a deferral election may not be revoked or modified. However, further irrevocable elections to defer receipt of previously Deferred Compensation (each, a "Successive Deferral Election") to a subsequent Deferral Receipt Date may be made in writing by a System Management Participant by execution and delivery of an appropriate written election to the Administrator (or its delegate), provided always that:

     (a) No Successive Deferral Election may be made if the existing Deferral Receipt Date is less than six months from the date of delivery to the Administrator (or its delegate) of such election;

     (b) A subsequent Deferral Receipt Date shall be not less than two (2) years following the date at which the System Management Participant makes a Subsequent Deferral Election under this section;
          and

     (c) No Successive Deferral Election may be made following the System Management Participant's termination of employment unless such System
          Management Participant terminates employment with a System Company due to Retirement, Long-Term
          Disability, or a Qualifying Event, in which case deferral can be postponed beyond termination of employment, but in no event later than death.

4.06 Deferral Election Procedure for All Participants. With respect to all Participants, the Administrator shall have the sole and exclusive authority and discretion to establish rules, regulations and procedures for the execution and delivery of any deferral election (including any Successive Deferral Election by a System Management Participant) and may condition such elections in any manner that such Administrator deems necessary, appropriate or desirable including, without limitation, the complete authority and discretion to delay the effective date of any deferral election (including any Successive Deferral Election by a System Management Participant) or to reject any such deferral election (including any Successive Deferral Election by a System Management Participant) as the Administrator deems necessary, appropriate or desirable in order to maintain the orderly and accurate administration of the Plan. If the effective date of the deferral election (including any Successive Deferral Election by a System Management Participant) is delayed pursuant to such authority, the Administrator shall notify the Participant of such delay and advise the Participant of the anticipated effective date of such election.

4.07 Accounts. The amount of any deferrals elected by the Participant pursuant to Sections 4.01, 4.02 and 4.03, respectively, shall be credited to the Account established and maintained for such Participant. Such Account of the Participant shall be the record of cumulative Deferred Compensation attributable to his deferrals under the Plan, solely for accounting purposes and, as provided in Section 5.01, shall not require a segregation of any System Company assets.

4.08 Deemed Investment Direction of Participants. Subject to such limitations as may from time to time be required by law, imposed by the Administrator, or contained elsewhere in the Plan and subject to such operating rules and procedure as may be imposed from time to time by the Administrator, prior to and effective for each Designation Date, each Participant may communicate to the Administrator, or any person to whom the Administrator has delegated such Administrative duties, a direction as to how his Account should be deemed to be invested among the Investment Funds as such are from time to time available under the Savings Plan. Such direction shall designate the percentage (in any whole percent multiples) of each portion of the Participant's Account that is requested to be deemed to be invested in the respective Investment Funds on a book-entry basis only and shall be subject to such rules and procedures for direction of investments under the Savings Plan, as modified by the Administrator with respect to the Plan. Unless and until the Employer elects, in its discretion, or is required to fund the obligations of the Employer reflected by the Deferred Compensation pursuant to Article V, no actual investments in the several Investment Funds shall be made hereunder, and the Participants shall have no right, claim or demand with respect to any such Investment Funds based on the deemed investment of Deferred Compensation.

4.09 Allocation of Deemed Earnings or Losses on Accounts. Pursuant to Section 4.08, each Participant shall have the right to direct the Administrator as to how the Deferred Compensation credited to his Account shall be deemed invested. The Administrator shall maintain records that track or replicate the performance of such deemed investments in the respective Investment Funds consistent with the Participant's directions. The Participant's account will be credited with the increase or decrease in the realizable net asset value of the designated deemed investments. As of each Valuation Date, an amount equal to the net increase or decrease in realizable net asset value of each Investment Fund since the preceding Valuation Date shall be credited among the respective Participants' Accounts deemed to be invested in that Investment Fund in accordance with the ratio that the portion of the Deferred Compensation Fund bears to the aggregate of all amounts deemed to be invested within that same Investment Fund. For instance, if the net asset value per unit held in the Investment Fund increased by 2%, the Participant's Account shall be credited with 2% per unit deemed held by the Participant's Account in such Investment Fund pursuant to his investment directions.

4.10 Hardship Distributions. At any time a Participant may apply to the Administrator for a special distribution of all or any part of his Account valued as of the date of his application on account of an immediate and heavy financial need arising from one or more of the following, or similar, events:

    (a) uninsured medical costs resulting from and accident, injury or illness to the Participant and/or members of his immediate family;

    (b) to prevent the foreclosure or eviction from the Participant's primary residence;

    (c) funeral expenses for an immediate family member of the Participant;

    (d)  substantial casualty losses; or

    (e) any other emergency conditions in the Participant's financial affairs.

     The office of the Senior Vice-President, Human Resources and Administration for Entergy Services, Inc., on behalf of the Administrator, shall consider the circumstances of each such case and the best interest of the Participant and his family and shall have the right, in its sole discretion, if applicable, to allow such a special distribution, or if applicable, to direct a distribution of part of the amount requested or to refuse to allow any distribution. Upon determination that such a special distribution shall be granted, the Participant's employer shall make the appropriate distribution to the Participant from its general assets in respect of the Participant's Account and the Administrator shall accordingly reduce or adjust the amount of Deferred Compensation credited to the Participant's Account. In no event shall the aggregate amount of the special distribution exceed the full value of the Participant's Account. For purposes of this Section, the value of the Participant's Account shall be determined as of the date of the Participant's application for the special distribution. If the amount of the requested distribution equals or exceeds the full value of the Deferred Compensation credited to the Participant's Account on such Valuation Date and a special distribution is subsequently made hereunder, the Account shall not thereafter be credited with further earnings or losses with respect to the distributed amounts pursuant to Section 4.09.

4.11 Accelerated Distribution to System Management Participant Subject to Penalty. Notwithstanding the existence in force, with respect to a System Management Participant, of one or more irrevocable deferral elections or Successive Deferral Elections, such System Management Participant may require the immediate payment to System Management Participant of any part of System Management Participant's Deferred Compensation Account, less any amounts withheld to satisfy federal and state income tax withholding obligations, and subject to a penalty on such accelerated Deferred Compensation (prior to withholding for taxes) of ten percent (10%). Such penalty amount shall for all purposes be deemed canceled and not paid to the System Management Participant

4.12 Acceleration Upon Taxation. Notwithstanding the existence in force, with respect to a Participant, of one or more irrevocable deferral elections or Successive Deferral Elections (in the case of a System Management Participant), if the Internal Revenue Service (or any corresponding state income tax authority) prevails in a claim by it that such Participant's Deferred Compensation Account constitutes taxable income to the Participant or his beneficiary for any taxable year prior to the taxable year in which such Deferred Compensation is scheduled to be distributed to the Participant, such Participant may require the immediate payment to the Participant of such amount of Participant's Deferred Compensation Account as is held to be currently taxable, less any amounts withheld to satisfy federal and state income tax withholding obligations. For purposes of this Section 4.12, the Internal Revenue Service or corresponding state income tax authority shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or if the Employer, or the Participant or beneficiary, based upon an opinion of legal counsel satisfactory to the Employer and the Participant or his beneficiary, fails to appeal a decision of the Internal Revenue Service or corresponding state income tax authority, or a court of applicable jurisdiction with respect to such claim, to an appropriate appeals authority or to a court of higher jurisdiction, within the appropriate time period.

4.13 Payment of Deferred Compensation.

     (a) System Management Participants. Except to the extent that such amounts are distributed in a special hardship distribution pursuant to Section 4.10, distributed in an accelerated distribution subject to penalty pursuant to Section 4.11, or distributed due to current taxation pursuant to Section 4.12, a System Management Participant who has Deferred
         Compensation credited to his Account shall be entitled to receive a cash distribution from the Employer as soon as reasonably practicable following the Participant's Deferral Receipt Date with respect to a Deferred Compensation amount.
         Such distribution shall be an amount equal to the value of the Deferred Compensation that is payable on such Deferral Receipt Date, less any amounts withheld to satisfy federal and state income tax withholding obligations.

     (b) All Other Participants. Except to the extent that such amounts are distributed in a special hardship distribution pursuant to Section 4.10 or distributed due to current taxation pursuant to
         Section 4.12, a Participant who is not a System
         Management Participant and who has Deferred
         Compensation credited to his Account shall be entitled to receive a cash distribution from the Employer within thirty days of his retirement or termination of employment with Entergy and all of its affiliates, or as reasonably practicable thereafter, as the Administrator shall determine.
         Such distribution shall be an amount equal to the value of the Deferred Compensation credited to his Account as of the effective date of the Participant's retirement or termination from service, less any amounts withheld to satisfy federal and state income tax withholding obligations.

4.14 Acceleration Upon Death. Notwithstanding an irrevocable deferral election (including any Successive Deferral Election by a System Management Participant), if a Participant dies, all of a System Management Participant's outstanding Deferral Receipt Dates shall be accelerated, and the entirety of Participant's Deferred Compensation Account as of the time of his death (net of any amounts required to be withheld for federal and state income tax) shall be paid in accordance with the terms of this Plan to any Beneficiary.

4.15 Non-Transferability. Deferred Compensation granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

     12. Section 7.02(c) of the Plan is amended and restated as follows:

    (c) Unless agreed to in writing and signed by the affected Participant and by the Plan Administrator, no provision of this Plan may be modified, waived or discharged before the earlier of: (i) the expiration of the two-year period commencing on the date of a Potential Change in Control, or (ii) the date on which the Change in Control event contemplated by the Potential Change in Control is terminated.


    IN WITNESS WHEREOF, the Personnel Committee has caused this First Amendment to the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries to be executed by its duly authorized representative on the day, month, and year above set forth.

                    PERSONNEL COMMITTEE
                    through the undersigned duly authorized
                    representative


                    __________________________
                    WILLIAM E. MADISON
                    Senior Vice-President,
                    Human Resources and Administration
                    for Entergy Services, Inc.